Exhibit 7(b)

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION OF GOVERNANCE AGREEMENT

This Assignment and Assumption of Governance Agreement (this “Assignment”) is made as of August 12, 2014 by and among Liberty TripAdvisor Holdings, Inc., a Delaware corporation (“Assignee”), Liberty Interactive Corporation, a Delaware corporation (“Liberty”), and TripAdvisor, Inc., a Delaware corporation (“TripAdvisor”).  Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Governance Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, TripAdvisor and Liberty are parties to that certain Governance Agreement, dated as of December 20, 2011 (the “Governance Agreement”);

WHEREAS, Liberty has determined to engage in a transaction, pursuant to which all Company Common Shares Beneficially Owned by Liberty, together with certain other assets, will be contributed to Assignee and then all of the capital stock of Assignee will be distributed by means of a dividend (the “TripCo Spin-Off”) to holders of Liberty’s Series A Liberty Ventures common stock, par value $0.01 per share, and Liberty’s Series B Liberty Ventures common stock, par value $0.01 per share, as described more fully in the Registration Statement on Form S-1, as amended (Registration No. 333-195705), filed by Assignee with the Securities and Exchange Commission;

WHEREAS, in accordance with Section 5.01 of the Governance Agreement, the parties desire to effect the assignment by Liberty and assumption by Assignee of Liberty’s rights, benefits and obligations under the Governance Agreement in connection with the TripCo Spin-Off; and

WHEREAS, on or prior to the date hereof, pursuant to Section 5.01(b)(ii) of the Governance Agreement, the board of directors of TripAdvisor has approved the Transfer of Company Common Shares to Assignee in the TripCo Spin-Off for purposes of Section 203(a)(1) of the Delaware General Corporation Law.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Representations and Warranties of TripAdvisor.  TripAdvisor represents and warrants to Liberty and Assignee that:

a.                                      TripAdvisor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Assignment and to carry out its obligations hereunder and under the Governance Agreement;

b.                                      the execution, delivery and performance of this Assignment by TripAdvisor has been duly authorized by all necessary corporate action on the part of

TripAdvisor and no other corporate proceedings on the part of TripAdvisor are necessary to authorize this Assignment or the matters contemplated hereby or by the Governance Agreement;

c.                                       this Assignment has been duly executed and delivered by TripAdvisor and constitutes a valid and binding obligation of TripAdvisor, and, assuming this Assignment constitutes a valid and binding obligation of Liberty and Assignee, is enforceable against TripAdvisor in accordance with its terms;

d.                                      the execution and delivery of this Assignment by TripAdvisor, and the performance of its obligations hereunder and under the Governance Agreement, do not constitute a breach or violation of, or conflict with, TripAdvisor’s restated certificate of incorporation or amended and restated by-laws; and

e.                                       prior to the execution of this Assignment, the board of directors of TripAdvisor has duly adopted a resolution in the form attached hereto as Exhibit A, which resolution has not been amended, modified or rescinded.

2.                                      Representations and Warranties of Liberty.  Liberty represents and warrants to TripAdvisor that:

a.                                      Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Assignment and to carry out its obligations hereunder and under the Governance Agreement;

b.                                      the execution, delivery and performance of this Assignment by Liberty has been duly authorized by all necessary corporate action on the part of Liberty and no other corporate proceedings on the part of Liberty are necessary to authorize this Assignment or the matters contemplated hereby or by the Governance Agreement;

c.                                       this Assignment has been duly executed and delivered by Liberty and constitutes a valid and binding obligation of Liberty, and, assuming this Assignment constitutes a valid and binding obligation of TripAdvisor, is enforceable against Liberty in accordance with its terms;

d.                                      the execution and delivery of the Assignment by Liberty and the performance of its obligations hereunder and under the Governance Agreement, do not constitute a breach or violation of, or conflict with, Liberty’s restated certificate of incorporation or amended and restated bylaws;

e.                                       this Assignment is being entered into in connection with the TripCo Spin-off, which constitutes a Distribution Transaction involving Assignee, a Qualified Distribution Transferee, pursuant to Section 5.01 of the Governance Agreement; and

f.                                        in connection with the TripCo Spin-Off, Liberty has contributed all Company Common Shares Beneficially Owned by it to TripCo.

3.                                      Representations and Warranties of Assignee and Liberty.  Assignee and Liberty each represent and warrant to TripAdvisor that:

a.                                      Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Assignment and to carry out its obligations hereunder and, following the TripCo Spin-Off, under the Governance Agreement;

b.                                      the execution, delivery and performance of this Assignment by Assignee has been duly authorized by all necessary corporate action on the part of Assignee and no other corporate proceedings on the part of Assignee are necessary to authorize this Assignment or the matters contemplated hereby or by the Governance Agreement;

c.                                       this Assignment has been duly executed and delivered by Assignee and constitutes a valid and binding obligation of Assignee, and, assuming this Assignment constitutes a valid and binding obligation of TripAdvisor, is enforceable against Assignee in accordance with its terms; and

d.                                      the execution and delivery of this Assignment by the Assignee, and, following the TripCo Spin-Off, the performance by the Assignee of its obligations hereunder and under the Governance Agreement, do not constitute a breach or violation of, or conflict with, Assignee’s certificate of incorporation or bylaws.

4.                                      Assignment and Assumption, Certain Acknowledgements.

a.                                      Effective immediately prior to the TripCo Spin-Off (but subject to the consummation of the TripCo Spin-Off):

i.                  Liberty assigns all of its rights and obligations under the Governance Agreement (including its rights pursuant to Articles II and III and Section 7.08 thereof) to Assignee;

ii.               Assignee accepts such assignment of rights hereunder and assumes and agrees to perform all liabilities and obligations of Liberty under the Governance Agreement to be performed following the effectiveness of the TripCo Spin-Off; and

iii.            Assignee is substituted for Liberty as “Liberty” for all purposes under the Governance Agreement and upon the TripCo Spin-Off, all references in the Governance Agreement to “Liberty” will be deemed to refer to Assignee, and references to the “Liberty Stockholder Group” will be deemed to refer to the stockholder group composed of Assignee and those Subsidiaries of Assignee, that, from time to time, hold Equity Securities of TripAdvisor.

b.                                      Liberty acknowledges that (i) it shall not be entitled to any benefits under the Governance Agreement following the TripCo Spin-Off (including, for the avoidance of doubt, any benefits available to Liberty prior to the TripCo Spin-Off arising from the approval of the Board of Directors of the receipt of common stock of TripAdvisor as a result of TripAdvisor’s spin-off from Expedia, Inc. for purposes of Section 203(a)(1) of the Delaware General Corporation Law (“DGCL”)) and (ii) TripAdvisor shall not be subject to any liability to Liberty under the Governance Agreement following the TripCo Spin-Off (except for any liability arising from any breach of the Governance Agreement by TripAdvisor or relating to any actions or events occurring, in each case, on or prior to the date of the TripCo Spin-Off).

c.                                       TripAdvisor acknowledges that Liberty shall not be subject to any liability to it under the Governance Agreement following the TripCo Spin-Off (except for any liability arising from any breach of the Governance Agreement by Liberty or relating to any actions or events occurring, in each case, on or prior to the date of the TripCo Spin-Off).

d.                                      TripAdvisor and Liberty acknowledge that the Chairman Termination Date occurred on December 11, 2012, and, as a result, Mr. Diller’s rights under the Governance Agreement were terminated as of December 11, 2012.

e.                                       Assignee acknowledges and confirms that, as of the time of the TripCo Spin-Off, Gregory B. Maffei and Christopher W. Shean shall be the members on the Board of Directors whom Assignee has designated as its nominees pursuant to Section 2.01(a) of the Governance Agreement.

f.                                        Pursuant to Section 7.01 of the Governance Agreement, effective upon the completion of the TripCo Spin-Off, the address for all notices, requests and other communications to Assignee pursuant to the Governance Agreement will be:

Liberty TripAdvisor Holdings, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Richard N. Baer, Senior Vice President and General Counsel

Facsimile: 720-875-5300

5.                                      Miscellaneous.

a.                                      From and after the execution and delivery of this Assignment, the Governance Agreement shall be deemed to be assigned and assumed as herein provided (it being understood that no assignment, assumption or substitution hereunder shall be effective until immediately prior to the TripCo Spin-Off (and subject to the consummation of the TripCo Spin-Off)), and the Governance Agreement shall continue in full force and effect and is hereby ratified and confirmed.

b.                                      This Assignment may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by the parties hereto or their successors and permitted assigns; provided, however, that following the TripCo Spin-Off, Liberty’s execution of such amendment, modification or supplement will not be required for the effectiveness thereof, except to the extent such amendment, modification or supplement would have, or would reasonably be expected to have, an adverse effect upon Liberty.

c.                                       Neither this Assignment nor any of the rights, interests or obligations under this Assignment will be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto; provided, however, that following the TripCo Spin-Off, Liberty’s consent will not be required for such assignment, except to the extent such assignment would have, or would reasonably be expected to have, an adverse effect upon Liberty.  Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Assignment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Assignment shall not confer any rights or remedies upon any Person other than the parties to this Assignment and their respective successors and permitted assigns.

d.                                      This Assignment sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them, other than as set forth in the Governance Agreement.

e.                                       This Assignment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

f.                                        The headings in this Assignment are for convenience of reference only and shall not constitute a part of this Assignment, nor shall they affect its meaning, construction or effect.

g.                                       This Assignment may be executed via facsimile or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed by their respective authorized officers and made effective as of the day and year first above written.

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Senior Vice President and General Counsel

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Senior Vice President and General Counsel

TRIPADVISOR, INC.

By:	/s/ Seth Kalvert
	Name:	Seth Kalvert
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Assignment and Assumption of Governance Agreement]

List of Omitted Exhibits and Schedules

The following exhibit to the Assignment and Assumption of Governance Agreement, made as of August 12, 2014, by and among Liberty TripAdvisor Holdings, Inc., Liberty Interactive Corporation and TripAdvisor, Inc. has not been provided herein:

Exhibit A

The undersigned registrant hereby undertakes to furnish supplementally a copy of the omitted exhibit to the Securities and Exchange Commission upon request.